Exhibit 99.1

Documentum, Inc.
6801 Koll Center Parkway
Pleasanton, CA 94566

March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Report of Independent Public Accountants by Arthur Andersen

Ladies and Gentlemen:

In connection with the delivery of the Report of Independent Public Accountants relating to the audit of the consolidated balance sheet of Documentum, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statement of operations, stockholders’ equity and cash flow for the three years in the period ended December 31, 2001 by Arthur Andersen LLP (“Arthur Andersen”) which has been included by Documentum in its annual report on form 10-K for the fiscal year ended December 31, 2001, Arthur Andersen has represented to Documentum that the audit was subject to Arthur Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

Documentum, Inc.

By:	/s/ Bob L. Corey
Executive Vice President and Chief Financial Officer

F-29